 Free Writing Prospectus

VanEck Merk Gold Trust

NYSE What’s The Fund Interview

0001546652

Pursuant to 433/164

333-238022

Judy Shaw:

I’m Judy Shaw for What’s the Fund? Joining me today is Axel Merk. Axel is President and CIO at Merk Investments. Axel, great to see you, thanks for joining me on What’s the Fund?

Axel Merk:

Great to be with you, Judy.

Judy Shaw:

Now, quick note to our viewers. This interview is for informational purposes only. The NYSE doesn’t recommend any investments or investment strategies.

Judy Shaw:

All right, Axel, tell me, what’s the fund you’re talking about today?

Axel Merk:

We’re talking about OUNZ, O-U-N-Z, that’s the ticker symbol. The VanEck Merk Gold Trust.

Judy Shaw:

All right, great. So tell me about this fund and tell me about the strategy.

Axel Merk:

OUNZ invests in physical gold, like other physical gold ETFs, with the key difference that with OUNZ, you have the option to take delivery. And just like the other gold ETFs, you can buy gold on the Exchange, and, most people do that. But if and when you want to take delivery, it’s a very straightforward process.

Axel Merk:

And, not only can you take delivery of the London bars we hold in London, but at the time of taking delivery, you can convert it into coins, something you actually might wanna use as an investor. And we have done that several times, to about, two of them a month. Our process works as proven. And, we do that so that on the one hand, investors have proof that their gold is actually there. And on the other hand, there is a nice little feature, specifically, when you take delivery of the gold, you’re taking delivery of what you already own, which means taking delivery in itself is not a taxable event. Obviously, this is not tax advice, and if you take it from a retirement account, it’s a with, withdrawal. But taking delivery of your gold is not a taxable event, no.

Axel Merk:

Most people don’t take delivery and simply hold it. But it creates many, many more options by, by having that feature there. And it otherwise trades like the other gold ETFs in the market.

Judy Shaw:

Okay, so tell me, where can our viewers go to learn more about this fund?

Axel Merk:

The best place is to go to merkgold.com, M-E-R-K gold dot com. And obviously, all the major public sources have it, as well. Ticker symbol is O-U-N-Z.

Judy Shaw:

All right. Axel, great to have you on What’s the Fund? Thanks for joining me.

Axel Merk:

My pleasure.

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The issuer has filed a registration statement with the SEC for offering to which this communication relates. Before you invest, you should read the prospectus and other documents.